EXHIBIT 99.1

FINANCIAL STATEMENTS OF DAVISON COMBINED ENTITIES

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1
COMBINED FINANCIAL STATEMENTS AS OF JUNE 30, 2007 (UNAUDITED), AND DECEMBER 31, 2006 AND 2005, AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 (UNAUDITED) AND 2006 (UNAUDITED), AND FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004:
Combined Balance Sheets	2
Combined Statements of Operations	3
Combined Statements of Cash Flows	4
Combined Statements of Owners’ Equity	5
Notes to Combined Financial Statements	6-18

INDEPENDENT AUDITORS’ REPORT

To the Owners of

Davison Combined Entities

Ruston, Louisiana

We have audited the accompanying combined balance sheets of the Davison Combined Entities (Davison Petroleum Products, L.L.C., Davison Transport, Inc., Transport Company, Davison Terminal Service, Inc., Sunshine Oil & Storage, Inc., and Red River Terminals, L.L.C.), (hereinafter referred to as the “Company”) as of December 31, 2006 and 2005, and the related combined statements of operations, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Davison Combined Entities as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, TX
October 8, 2007

DAVISON COMBINED ENTITIES

COMBINED BALANCE SHEETS

(in thousands)

	June 30, 2007 (Unaudited)	December 31,
		2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,861	$2,471	$1,735
Accounts receivable, trade, net	56,613	14,574	16,647
Accounts receivable, related parties	564	1,684	2,044
Inventories	6,495	5,764	8,297
Current portion of note receivable	6,528	6,231	—
Other current assets	3,407	3,925	2,920

Total current assets	90,468	34,649	31,643
PROPERTY AND EQUIPMENT:
Property and equipment, at cost	84,936	73,738	68,045
Accumulated depreciation	(48,666)	(45,492)	(39,894)

Property and equipment, net	36,270	28,246	28,151
INVESTMENTS IN JOINT VENTURES	129	12,839	14,010
RECEIVABLES FROM RELATED PARTIES	71,300	63,928	44,286
NOTE RECEIVABLE, long-term	7,608	9,392	—
INTANGIBLE ASSETS, net	71,044	—	—
GOODWILL	2,716	—	—
OTHER ASSETS	4,957	2,023	1,972

TOTAL ASSETS	$284,492	$151,077	$120,062

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, trade	$34,443	$9,111	$11,273
Accounts payable, related parties	2,495	2,957	511
Current portion of notes payable	52,782	28,008	24,016
Accrued expenses	1,186	1,860	2,046

Total current liabilities	90,906	41,936	37,846
NOTES PAYABLE, long-term	109,890	36,881	29,170
DEFERRED INCOME TAX LIABILITIES	2,881	3,181	2,548
COMMITMENTS AND CONTINGENCIES (Note 9)
OWNERS’ EQUITY	80,815	69,079	50,498

TOTAL LIABILITIES AND OWNERS’ EQUITY	$284,492	$151,077	$120,062

See accompanying notes to combined financial statements.

DAVISON COMBINED ENTITIES

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Six Months Ended June 30,		Year-Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
REVENUES:	$244,386	$100,966	$208,461	$195,761	$140,796
COSTS AND EXPENSES:
Cost of products	202,370	79,286	154,797	150,482	92,207
Operating expenses	22,761	19,525	46,257	41,449	41,226
General and administrative	4,663	2,660	2,235	3,457	3,889

Total costs and expenses	229,794	101,471	203,289	195,388	137,322

OPERATING INCOME (LOSS)	14,592	(505)	5,172	373	3,474
OTHER INCOME (EXPENSE):
Interest income	1,063	4	1,265	2,969	475
Interest expense	(2,803)	(299)	(1,338)	(2,714)	(1,979)
Other income	22	249	463	987	1,212

Total other income (expense)	(1,718)	(46)	390	1,242	(292)

INCOME (LOSS) BEFORE INCOME TAXES	12,874	(551)	5,562	1,615	3,182
Equity in earnings of joint ventures	2,586	9,264	18,175	16,337	10,067
Income tax benefit (expense)	188	(427)	(856)	(837)	(789)

NET INCOME	$15,648	$8,286	$22,881	$17,115	$12,460

See accompanying notes to combined financial statements.

DAVISON COMBINED ENTITIES

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,		Year-Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,648	$8,286	$22,881	$17,115	$12,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,688	3,835	7,659	5,877	6,263
Gain on disposal of assets	(422)	(295)	(496)	(667)	(189)
Equity in earnings of joint ventures	(2,586)	(9,264)	(18,175)	(16,337)	(10,067)
Distributions from joint ventures - return on investment	132	11,809	19,345	12,454	6,801
Deferred income tax (benefit) expense	(300)	309	633	551	115
Other non-cash charges	175	—	—	—	—
Changes in operating assets and liabilities (net of effects of purchased businesses):
Accounts receivable	537	(8,927)	2,434	(4,037)	(1,118)
Inventories	2,776	3,943	2,533	(3,311)	(3,394)
Other current assets	794	(974)	(1,006)	743	2,084
Accounts payable	(500)	(1,824)	721	(1,197)	2,251
Accrued liabilities	(1,615)	1,721	(185)	(351)	(148)

Net cash provided by operating activities	23,327	8,619	36,344	10,840	15,058
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(2,219)	(1,409)	(8,629)	(9,343)	(10,934)
Acquisition of 50% of TDC, L.L.C., net of cash acquired	(79,179)	—	—	—	—
Proceeds from disposal of assets	442	894	932	1,789	243
Advances to related parties	(6,944)	(2,570)	(19,542)	1,705	(13,111)
Advance to third party under note receivable	(1,256)	(5,485)	(16,300)	—	—
Payments received on note receivable	2,314	—	578	—	—
Other, net	(1,859)	(273)	(49)	(105)	1,866

Net cash used in investing activities	(88,701)	(8,843)	(43,010)	(5,954)	(21,936)
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowings	105,638	19,689	39,939	25,297	27,448
Bank repayments	(20,832)	(18,083)	(28,237)	(28,090)	(19,960)
Debt financing costs	(1,130)	—	—	—	—
Contributions from owners	—	—	—	—	74
Distributions or dividends to owners	(3,912)	(637)	(4,300)	(733)	(770)

Net cash provided by (used in) financing activities	79,764	969	7,402	(3,526)	6,792

Net increase (decrease) in cash and cash equivalents	14,390	745	736	1,360	(86)
Cash and cash equivalents at beginning of period	2,471	1,735	1,735	375	461

Cash and cash equivalents at end of period	$16,861	$2,480	$2,471	$1,735	$375

See accompanying notes to combined financial statements.

DAVISON COMBINED ENTITIES

COMBINED STATEMENTS OF OWNERS’ EQUITY

(In thousands)

Total Owners’ Equity
Balances, January 1, 2004	$22,352
Net income for the year ended December 31, 2004	12,460
Contributions by owners during the year ended December 31, 2004	74
Dividends and distributions to owners during the year ended December 31, 2004	(770)

Balances, December 31, 2004	34,116
Net income for the year ended December 31, 2005	17,115
Dividends and distributions to owners during the year ended December 31, 2005	(733)

Balances, December 31, 2005	50,498
Net income for the year ended December 31, 2006	22,881
Dividends and distributions to owners during the year ended December 31, 2006	(4,300)

Balances, December 31, 2006	69,079
Net income for the six months ended June 30, 2007 (unaudited)	15,648
Dividends and distributions to owners during the six months ended June 30, 2007 (unaudited)	(3,912)

Balances, June 30, 2007 (unaudited)	$80,815

See accompanying notes to combined financial statements.

DAVISON COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Organization

The Davison Combined Entities (the “Company”) includes the following entities, owned by James E. Davison or his sons, James E. Davison, Jr., Steven K. Davison and Todd A. Davison (“the Sons”):

Combined Entities

Davison Petroleum Products, L.L.C. (“DPP”), a limited liability company engaged in the business of buying and selling petroleum products primarily in Louisiana, Texas, Arkansas, and Oklahoma. This entity is owned equally by the Sons.

Davison Transport, Inc. (“DTI”) and Transport Company (“TC”), corporations engaged in the business of transporting petroleum products, chemicals, grain and other dry freight by truck primarily in Louisiana, Texas, Oklahoma, Arkansas and Mississippi. These entities are owned equally by the Sons.

Davison Terminal Service, Inc. (“DTS”), a corporation engaged in the business of operating river terminals owned by others which store bulk quantities of various petroleum products and chemicals and specialized industrial cleaning services primarily of paper mill waste water lines and municipal sewer lines. This entity is owned by James E. Davison.

Sunshine Oil & Storage, Inc. (“SOS”), a corporation and Red River Terminals, L.L.C. (“RRT”), a limited liability company, engaged in the business of providing bulk petroleum storage facilities and services. SOS is owned by James E. Davison and RRT was owned indirectly by James E. Davison. RRT was a wholly-owned subsidiary of DTS.

Joint Ventures

DPP owned a 50% interest in TDC, L.L.C. (“TDC”) until January 31, 2007, when TDC liquidated the other 50% member interest in TDC, leaving DPP as sole member. TDC is involved in sulphur recovery operations at petroleum refineries, and the marketing of sulphur based products and other chemical products, primarily in North and South America. See Note 3.

DPP owned a 50% interest in Fuel Masters, LLC (“FM”) until March 31, 2007, when DPP acquired the other 50% of FM. FM is engaged in the business of fuel procurement for third parties. See Note 3.

DPP owns a 10% interest in LP Mineral Owners, LLC (“LP Minerals”). LP Minerals invests in oil and gas leases. See Note 3.

Basis of Presentation

The accompanying combined financial statements and related notes present the financial position as of June 30, 2007, December 31, 2006 and 2005 and results of operations, cash flows and owners’ equity for the years ended December 31, 2006, 2005 and 2004 and the six-month periods ended June 30, 2007 and 2006 for the Company. All transactions among the Davison Combined Entities have been eliminated. Owners’ equity in the combined statements of financial position includes the total of the equity of the Davison family in the entities.

The combined balance sheet as of June 30, 2007 and the combined statements of operations and cash flows for the six months ended June 30, 2007 and 2006 have been prepared without audit. Accordingly, they reflect all adjustments (which consist solely of normal recurring adjustments) which are, in the opinion of the Company, necessary for a fair presentation of the financial results for interim periods.

In the combined financial statements and related notes for the Company through December 31, 2006, the investments in TDC and FM are accounted for on the equity method, as DPP exercised significant influence over the operating and financial policies of both FM and TDC. In the unaudited combined financial statements for the Company as of and for the six months ended June 30, 2007, the results of operations include DPP’s equity in TDC through January 31, 2007 and FM through March 31, 2007. From February 1, 2007 through June 30, 2007 and April 1, 2007 through June 30, 2007, the combined financial statements of the Company include 100% of the operations and cash flows of TDC and FM, respectively. The balance sheets for the Company as of June 30, 2007 include 100% of the assets, liabilities and owners’ equity of TDC and FM, subject to appropriate intercompany elimination entries.

The combined financial statements and related notes for the Company as of June 30, 2007, December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004 and the six-month periods ended June 30, 2007 and 2006 include the Company’s investment in LP Minerals, accounted for using the equity method of accounting for investments, as DPP exercises significant influence over its operating and financial policies.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. Such estimates and assumptions affect the reported amount of revenues and expenses during the reporting period. Significant estimates that management makes include: (1) estimated useful lives of assets, which impacts depreciation and amortization, (2) accruals related to revenues and expenses, (3) liability and contingency accruals, (4) estimated fair value of assets acquired and liabilities assumed, and (5) estimates of future net cash flows from assets for purposes of determining whether impairment of those assets has occurred. On an ongoing basis, the Company evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. The Company believes that its estimates and assumptions are reasonable in the circumstances; however, actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. The Company has no requirements for compensating balances or restrictions on cash.

Accounts Receivable

Trade accounts receivable are reflected net of an allowance for expected losses. The allowance for doubtful accounts is an estimate by management based upon the time the receivable has been outstanding, historical performance and management’s knowledge of individual customers. For the years ended December 31, 2006, 2005 and 2004, bad debt expense was $34,000, $115,000, and $287,000, respectively. These charges were included in operating costs in each period.

Inventories

Inventories consist of petroleum products for sale to third parties. Inventories are valued at the lower of first-in, first-out cost or market.

Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over the respective estimated useful lives of the assets. Asset lives for purposes of calculating depreciation are 5 to 32 years for structures and buildings, 3 to 7 years for transportation equipment, 5 to 7 years for aircraft and related equipment, 3 to 15 years for machinery and equipment, and 2 to 10 years for office furniture and fixtures.

Maintenance and repair costs are charged to expense as incurred. Costs incurred for major replacements and upgrades are capitalized and depreciated over the remaining useful life of the asset.

Intangible Assets

Intangible assets consist primarily of the value resulting from the redemption of the member interest of TDC in January 2007 not owned by DPP and is assigned to customer relationships, and supply and licensing agreements of TDC. These intangible assets were valued at their relative fair values at the time of acquisition and are amortized over the finite, if applicable, or best estimate of the useful life of the asset. The estimated useful lives of the intangible assets are approximately 9 years for customer relationships, 3 years for covenant not-to-compete and 9 years for supplier and licensing agreements.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and intangible assets, are reviewed for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of property and equipment is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated from the use and ultimate disposal of the asset. If the carrying value is determined to not be recoverable under this method, an impairment charge equal to the amount the carrying value exceeds the fair value is recognized. Fair value is generally determined from estimated discounted future net cash flows.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. The goodwill resulted from the acquisition on March 31, 2007 by DPP of the 50% member interests in FM that it did not already own. Goodwill will be assessed for impairment (i) on an annual basis during the fourth quarter of each year or (ii) on an interim basis when impairment indicators are present.

Environmental Liabilities

The Company provides for the estimated costs of environmental contingencies when liabilities are probable to occur and reasonable estimates can be made. Ongoing environmental compliance costs, including maintenance and monitoring costs, are charged to expense as incurred.

Revenue Recognition

Revenues from sales of petroleum products are recognized when title to the product passes to the customer. Revenues from transportation services are recognized when the product being transported is delivered to the location designated by the customer. Revenues for storage and other services are recognized upon the completion of the service.

Cost of Sales

Cost of products includes the cost of the fuels and any third party costs to complete the sale. Operating expenses include the costs to operate the Company’s fleet of vehicles, including labor costs for drivers, fuel and maintenance, and insurance, and the costs to operate its terminals and other facilities.

Excise and Sales Taxes

The Company collects and remits excise and sales taxes to state and federal governmental authorities on its sales of fuels. These taxes are presented on a net basis, with any differences due to rebates allowed by those governmental entities reflected as a reduction of cost of products.

Income Taxes

DT, TC, and SOS are taxed for federal and state income tax purposes as corporations. DPP, DTS, RRT, TDC, and FM are taxed as flow-through entities. No provision for federal or state income taxes is included in the accompanying combined financial statements for the flow-through entities as such income will be taxable directly to the owners of such entities. Federal and state income taxes have been provided for the operations of the entities taxable as corporations.

Income taxes are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory rates in effect at year-end. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date.

Concentration of Credit Risk

The Company provides services and sells petroleum products to customers in a wide range of industries, including energy, paper manufacturing and utilities. The Company believes that the diversification of its customer base is such that a disruption in one of these industries would not significantly affect its overall results. Management believes that the receivable diversification and creditworthiness of the Company’s customer base reduces the credit risk posed by any industry concentration.

Derivative Instruments and Hedging Activities

The Company minimizes its exposure to price risk by limiting its inventory positions. However, when it uses derivative instruments to hedge exposure to price risk, it accounts for those derivative transactions in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted. Derivative transactions, which typically include only futures positions on the NYMEX, are recorded on the balance sheet as assets and liabilities based on the derivative’s fair value. Changes in the fair value of derivative contracts are recognized currently in earnings.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts and note receivable and accounts and notes payable in the combined balance sheets approximated fair value due to the short maturity of these instruments.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements”, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption encouraged. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. SFAS 157 may impact our balance sheet and statement of operations in many areas including the fair value measurement and allocation of the purchase price in business combinations and the fair value measurements for derivative instruments, impairment of assets, and asset retirement obligations. The Company is currently assessing the impact of SFAS 157 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, or SFAS 159. SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its financial statements.

2.	Property and Equipment

Property and equipment consisted of the following (in thousands):

	June 30, 2007 (Unaudited)	December 31,
		2006	2005
Land	$728	$728	$735
Facilities and equipment	26,748	14,554	13,712
Transportation equipment, including trucks and aircraft	54,926	56,157	51,399
Furniture and fixtures	2,534	2,299	2,199

Total property and equipment, at cost	84,936	73,738	68,045
Accumulated depreciation	(48,666)	(45,492)	(39,894)

Net property and equipment	$36,270	$28,246	$28,151

Depreciation expense was $7.7 million, $5.9 million and $6.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. For the six months ended June 30, 2007 and 2006, depreciation expense was $8.7 million (unaudited) and $3.8 million (unaudited), respectively.

3.	Investments in Joint Ventures

TDC, L.L.C.

During the years ended December 31, 2004, 2005 and 2006 and until January 31, 2007, the Company owned a 50% interest in TDC, L.L.C. (“TDC”), formerly known as Tessenderlo Davison Companies, LLC, a limited liability company that provides services to refiners to process and recover sulphur. On January 31, 2007, TDC liquidated the other 50% member interest in itself, resulting in the Company owning 100% of TDC. During all periods, TDC leased certain assets from the Company and the Company provided transportation services and other operational support to TDC.

During the years ended December 31, 2004 through 2006 and until January 31, 2007, the Company accounted for its interest in TDC under the equity method of accounting. The Company reflected in the combined statements of operations its equity in TDC’s net income, and increased its investment in TDC on the combined balance sheet for these earnings. Distributions from TDC were reflected as reductions of the investment in TDC on the combined balance sheet.

In January 2007, TDC paid $91.5 million (unaudited) to liquidate the other 50% member interest, using funds borrowed under a credit facility TDC obtained for that purpose. The purchase price exceeded the fair value of the net assets acquired by $81.0 million (unaudited). This excess purchase price was allocated to the tangible and identifiable intangible assets of the Company based on their fair values. Property, plant and equipment was allocated $8.5 million (unaudited) of the purchase price, which is being amortized over an average useful life of 8 years. $36.7 million (unaudited) of the purchase price was allocated to customer relationships, $1.2 million (unaudited) to a covenant not-to-compete and $34.6 million (unaudited) was allocated to supplier and licensing agreements. These amounts are included in the Combined Balance Sheets of Davison at June 30, 2007. The allocation of the purchase price was prepared based on preliminary estimates of fair values. Actual amounts recorded upon finalization of these estimates may differ from these amounts. Although any differences are not expected to materially impact the combined financial statements.

As a result of the liquidation of the other 50% member interest in TDC, the combined balance sheet at June 30, 2007 includes 100% of the assets and liabilities of TDC and the combined statement of operations for the six months ended June 30, 2007 reflects 50% of the results of TDC’s operations for the period from January 1, 2007 through January 31, 2007 and 100% of the results of TDC’s operations from February 1, 2007 through June 30, 2007.

The combined statements of operations of the Company for the years ended December 31, 2006, 2005 and 2004 include $17.7 million, $15.7 million and $10.0 million, respectively, as the Company’s share of the operating earnings of TDC. The Company received distributions from TDC totaling $19.0 million, $12.3 million and $6.8 million during the years ended December 31, 2006, 2005 and 2004, respectively.

For the six months ended June 30, 2007, the combined financial statements of the Company include $2.6 million (unaudited) for the Company’s share of the earnings of TDC through January 31, 2007. Subsequent to that date, the earnings of TDC are consolidated in the Company’s financial statements. For the six months ended June 30, 2006, the combined financial statements include $8.9 million (unaudited) as the Company’s share of the operating earnings of TDC. The Company received distributions totaling $11.5 million (unaudited) during the six months ended June 30, 2006.

The table below reflects summarized financial information for TDC as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 (in thousands).

	Year-Ended December 31,
	2006	2005	2004
Revenues	$137,522	$119,268	$76,951
Cost of revenues and operating expenses	(93,817)	(80,214)	(50,931)
General and administrative expenses	(5,917)	(5,554)	(6,105)
Interest (expense) income, net	(3)	11	27
Other (expense) income	(2,430)	(2,152)	71

Net income	$35,355	$31,359	$20,013

	December 31,
	2006	2005
Current assets	$29,286	$36,117
Non-current assets	8,831	9,145

Total assets	$38,117	$45,262

Current liabilities	$11,071	$14,316
Non-current liabilities	3,259	4,514
Members’ interests	23,787	26,432

Total liabilities and members’ interests	$38,117	$45,262

Fuel Masters, LLC

During the years ended December 31, 2004, 2005 and 2006 and until March 31, 2007, the Company owned a 50% interest in Fuel Masters, LLC (“FM”), a limited liability company, engaged in the business of procuring fuel for third parties. Effective March 31, 2007, the Company acquired the remaining 50% member interests in FM that it did not already own, resulting in the Company owning 100% of FM. During these periods, the Company provided transportation services to FM. The Company and certain of its owners provided guarantees to certain fuel supply vendors of FM.

During the years ended December 31, 2004 through 2006 and until March 31, 2007, the Company accounted for its interest in FM under the equity method of accounting. The Company reflected in the combined statements of operations its equity in FM’s net income, and increased its investment in FM on the combined balance sheet for these earnings. Distributions from FM were reflected as reductions of the investment in FM on the combined balance sheet.

The Company issued notes to be paid with cash and securities to the former members of FM totaling $3.7 million (unaudited). The notes are non-interest bearing, however interest is imputed at an interest rate of 8.75%. DPP intends to use approximately 36,000 Genesis Energy, L.P. common units as the securities it will transfer to the former members to satisfy the securities portion of the note. For purposes of valuing the securities to be transferred for financial statement purposes, the average market price of Genesis’ common units for the days surrounding the date of execution of the notes was used for valuation, resulting in a value of $0.8 million (unaudited) for the securities and $3.0 million (unaudited) to be paid with cash in the second half of 2007. The purchase price exceeded the fair value of the net assets acquired by $2.7 million (unaudited). This excess purchase price was allocated to goodwill.

As a result of the acquisition of the remaining 50% member interests in FM that it did not already own, the combined balance sheet of the Company at June 30, 2007 includes 100% of the fair value of the assets and liabilities of FM and the combined statements of operations for the six months ended June 30, 2007 reflect 50% of the results of FM’s operations for the period from January 1, 2007 through March 31, 2007 and 100% of the results of FM’s operations from April 1, 2007 through June 30, 2007.

The combined statements of operations of the Company for the years ended December 31, 2006, 2005 and 2004 include $0.3 million, $0.5 million and less than $0.1 million, respectively, as the Company’s share of the operating earnings of FM. The Company received distributions totaling $0.2 million from FM during the year ended December 31, 2006. There were no distributions received during the years ended December 31, 2005 and 2004.

For the six months ended June 30, 2007, the combined financial statements of the Company include $16,000 (unaudited) for the Company’s share of the loss of FM through March 31, 2007. Subsequent to that date, the earnings of FM are consolidated in the Company’s financial statements. For the six months ended June 30, 2006, the combined financial statements include $0.2 million (unaudited) as the Company’s share of the earnings of FM. The Company received distributions totaling $0.2 million (unaudited) during the six months ended June 30, 2006.

The table below reflects summarized financial information for FM as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 (in thousands).

	Year-Ended December 31,
	2006	2005	2004
Revenues	$224,926	$201,382	$129,278
Cost of revenues and operating expenses	(222,778)	(199,259)	(128,326)
General and administrative expenses	(1,411)	(1,095)	(845)
Interest (expense) income, net	(118)	(124)	(79)

Net income	$619	$904	$28

	December 31,
	2006	2005
Current assets	$15,212	$9,569
Non-current assets	151	529

Total assets	$15,363	$10,098

Current liabilities	$13,160	$8,199
Non-current liabilities	550	550
Members’ interests	1,653	1,349

Total liabilities and members’ interests	$15,363	$10,098

LP Mineral Owners, LLC

The Company owns a 10% interest in LP Mineral Owners, LLC (“LP Minerals”), a limited liability company, which holds oil and gas mineral interests. The Company accounted for its investment in LP Minerals on the equity method as it exercises significant influence over LP Minerals. In each of the years ended December 31, 2006 and 2005, the Company recognized $0.2 million as its share of income from LP Minerals and received distributions in the same amounts. For the year ended December 31, 2004, the Company recognized income from LP Minerals of less than $0.1 million and received distributions of a similar amount. During the six months ended June 30, 2007 and 2006, the Company recognized less than $0.1 million (unaudited) and $0.2 million (unaudited), respectively, as its share of the earnings and received distributions for similar amounts.

4.	Related Party Transactions and Balances

The Company engages in transactions with other entities directly or indirectly owned or partially owned by members of the Davison family. These transactions include sales and purchases of petroleum products, transportation services, and terminaling services and miscellaneous other services. Additionally, the Company loaned funds to these other entities and charged interest on the unpaid balances to those entities. The Company also purchased services and provided personnel to support these other entities, with the reimbursements for these costs reducing the expenses recorded by the Company.

Members of the Davison family also own an interest in a bank from which the Company borrowed funds and with which the Company deposited funds. The Company paid interest on the borrowed funds to the bank. In the opinion of management, loans from the bank were at market interest rates.

A summary of the transactions in each period with these entities is as follows (in thousands):

	Six Months Ended June 30,		Year-Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
Included in revenues of the Company:
Petroleum product sales to Louisiana Aircraft, Inc.	$300	$254	$557	$348	$356
Petroleum product sales to FM	$—	$395	$416	$715	$220
Petroleum product sales to Squire Creek Country Club	$108	$83	$192	$109	$40
Petroleum product sales to D&B Farms	$122	$91	$209	$171	$79
Truck transportation services for TDC	$3,249	$4,258	$7,858	$7,637	$7,486
Truck transportation services for FM	$2	$18	$26	$18	$2
Rental of facilities and operational support services to TDC	$1,357	$724	$1,449	$1,462	$3,664
Terminaling services for TDC	$1	$132	$132	$202	$332
Included in cost of sales of the Company:
Petroleum product purchases from FM	$15	$206	$222	$—	$—
Included in interest expense of the Company:
Interest expense charged by Community Trust Bank	$228	$72	$145	$312	$57

Balances owed by related parties to the Company at each balance sheet date resulted primarily from the loan of funds to those related entities, the provision of services or product to certain of those entities as described above and interest accrued on the outstanding balances owed to the Company by those entities. Balances owed to related parties result from those entities paying for materials or supplies on behalf of the Company. Balances with related parties were as follows (in thousands):

	June 30, 2007 (Unaudited)	December 31,
		2006	2005
Related Party Receivables (Payables):
Agri Forest Lands, Inc.	$150	$139	$12
Bulk Express, Inc.	114	109	70
D&B Farms	33	—	—
Davison Motor Company, Inc.	376	383	891
Fuel Masters, LLC	—	328	328
Davison Rental	(182)	(171)	(123)
KADAV, Inc.	9,480	8,748	1,176
Lincoln Growers, Inc.	47	(19)	(43)
Louisiana Aircraft, Inc.	2,734	2,622	2,742
Louisiana Aircraft, LLC	10,269	9,650	7,837
Martelco	—	—	(2)
Melaran Plantation, Inc.	232	224	205
Ruston Flying Service	2,897	3,093	3,336
Southern Composite Yachts, Inc.	1,562	1,623	868
Squire Creek Communications, LLC	2,394	2,232	1,835
Squire Creek Construction Company, LLC	5,070	5,514	2,148
Squire Creek Country Club & Development, LLC	28,161	25,244	17,673
Squire Tech Solutions, LLC	572	512	158
TDC, L.L.C.	—	678	631
Receivables from owners related to personal investments	5,460	1,746	6,077

Total	$69,369	$62,655	$45,819

Funds on deposit at Community Trust Bank	$277	$2,347	$1,643

Loans from Community Trust Bank (included in Note 7 below)	$5,000	$2,500	$—

The Company has also guaranteed certain obligations of FM to its fuel supply vendors and banks. See Note 7 below.

5.	Note Receivable

In March 2006, the Company entered into an agreement with R&R Drilling Company, L.L.C. (“R&R”) to advance funds totaling $16.3 million in exchange for a promissory note bearing interest at the prime rate plus 1% per annum, not to exceed 9%. R&R makes payments of principal and interest to the Company of $0.6 million per month through March 2009. R&R used the funds for the construction of a drilling rig. The note receivable is collateralized by a drilling rig and any future rigs purchased by R&R and the related drilling contracts.

A third party provided $1.6 million of the funds advanced to R&R in exchange for a note payable by the Company. This note is included in notes payable in Note 7 below, and bears interest at Libor plus 1.85%.

6.	Intangible Assets

Intangible assets at June 30, 2007 consisted of customer relationships valued at $38.0 million, a covenant not-to-compete valued at $1.2 million and supplier and licensing agreements valued at $35.8 million. These intangible assets resulted from the purchase on January 31, 2007 by the Company of the interest in TDC that it did not own. (See Note 3 above.) Accumulated amortization at June 30, 2007 was $4.0 million. Amortization expense recorded by the Company during the six months ended June 30, 2007 was $4.0 million.

7.	Notes Payable

Notes payable consisted of the following, (in thousands):

	June 30, 2007 (Unaudited)	December 31,
		2006	2005
1.70% over LIBOR, due on demand, collateralized by personal assets of an owner	$4,500	$1,898	$770
Prime rate, due February 2007, collateralized by personal assets of an owner, loan is from a related party bank	—	2,500	—
8.75%, due July 2007 to former owners of Fuel Masters, LLC, unsecured	3,766	—	—
1.70% over LIBOR, due September 2007, collateralized by accounts receivable and inventory of the Combined Davison Entities and a related party	17,103	11,967	10,191
Prime rate, due November 2007, collateralized by shares owned in a related party, loan is from a related party bank	5,000	—	—
0.50% over Prime rate, revolving credit facility due January 2008, collateralized by accounts receivable of Fuel Masters, LLC	1,159	—	—
1.50% over LIBOR, due August 2008, collateralized by vehicles	625	990	1,615
1.60% over LIBOR and 5.87% to 6.84%, due September 2008 to November 2011, collateralized by vehicles	11,459	13,277	11,141
1.00% over 1-month LIBOR, due November 2008, collateralized by personal assets of an owner	1,924	2,844	—
4.00%, due December 2008, collateralized by accounts receivable of the Combined Davison Entities	325	429	631
1.60% to 2.30% over LIBOR, due January 2009 to August 2009, collateralized by aircraft	12,074	12,446	3,872
1.00% over Prime rate, due July 2009, unsecured, related to R&R (see Note 5 above)	1,254	1,511	—
5.00%, due July 2009, collateralized by accounts receivable of the Combined Davison Entities	1,496	1,850	2,533
Non-interest bearing note, due August 2009	1,083	—	—
1.85% over LIBOR, due September 2009, collateralized by drilling rigs and a note receivable from R&R (see Note 5 above)	8,050	9,536	—
6.38%, due September 2010, collateralized by vehicles	1,540	1,750	—
6.22%, due December 2010, collateralized by vehicles	866	978	1,210
2.51% over commercial paper rate, due May 2012, collateralized by aircraft	2,666	2,913	3,440
Prime rate, due 2012 and 2014, collateralized by the assets of TDC, L.L.C.	87,782	—	—

	2007 (Unaudited)	December 31,
		2006	2005
1.50% to 2.30% over LIBOR, collateralized by real estate and aircraft	—	—	9,164
1.70% over 1-month LIBOR, collateralized by accounts receivable and inventory of the Combined Davison Entities and a related party	—	—	4,355
1.00% over LIBOR, collateralized by personal investments of an owner	—	—	4,264

Subtotal, notes payable	162,672	64,889	53,186
Less current portion of notes payable	(52,782)	(28,008)	(24,016)

Notes payable, long term	$109,890	$36,881	$29,170

These notes payable are guaranteed by members of the Davison family. The Company was in compliance with covenants at December 31, 2006 and June 30, 2007.

Maturities of notes payable over the next five years and thereafter at December 31, 2006 are as follows (in thousands):

2007	$28,008
2008	12,536
2009	18,616
2010	3,624
2011	1,474
After 2011	631

Total Scheduled Principal Payments	$64,889

In addition to the obligations in the table above, the Company is contingently liable for the notes payable and amounts owed to certain vendors of FM. The debt obligations and amounts owed to FM vendors are included in the balance sheet of the Company at June 30, 2007.

8.	Derivative Instruments and Hedging Activities

The Company’s market risk in the purchase and sale of petroleum products is the potential loss that can be caused by a change in the market value of the asset or commitment. In 2006, the Company began a limited program to hedge its exposure to such market fluctuations through the use of futures contracts. Any contracts the Company used to hedge market risk were less than one year in duration.

Every derivative instrument must be recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value must be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement. Companies must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company did not have any hedges qualifying for special accounting during the year ended December 31, 2006 or the six months ended June 30, 2007.

The Company marks to fair value its futures contracts at each period end, with changes in the fair value of derivatives being recorded as unrealized gains or losses. Such unrealized gains or losses will change, based on prevailing market prices, at each balance sheet date prior to the period in which the transaction actually occurs.

At December 31, 2006 and June 30, 2007, the Company had futures contracts that are accounted for at fair value. The fair value of these contracts was determined based on the closing price for such contracts on December 31, 2006 and June 30, 2007, and the contracts were marked to fair value. During the year ended December 31, 2006 and the six months ended June 30, 2007, the Company recorded gains of less than $0.1 million for each period, related to futures contracts, which is included in the combined statements of operations under the caption “Cost of products”.

At December 31, 2006 there were no open futures contracts. The combined balance sheet at June 30, 2007 includes a decrease in other current assets of $138,000 as a result of open futures contracts.

9.	Commitments and Contingencies

The Company leases a terminal facility in Shreveport, Louisiana under a long-term lease. The lease agreement provides a primary term of thirty years beginning August 1, 2005, with the Company’s option to renew for one year periods up to a maximum lease term of ninety-nine years. The Company can terminate the lease after August 1, 2008 with one year of notice to the lessor. Annual rental amounts will be adjusted every five years based on the consumer price index. The Company also pays throughput fees to the lessor based on the volumes that pass through the terminal.

The future minimum lease payments under this lease assuming no escalation for the consumer price index were $322,000 per year through July 31, 2035, for a total of $9,204,000 as of December 31, 2006. The Company has no other significant non-cancelable leases with a term greater than one year.

Total operating lease expense was as follows (in thousands):

Year ended December 31, 2006	$554
Year ended December 31, 2005	$525
Year ended December 31, 2004	$387

The Company has guaranteed certain obligations of FM to fuel supply vendors and to a bank. See Note 3.

The Company is subject to lawsuits in the normal course of business and examination by tax and other regulatory authorities. Management does not expect such matters presently pending to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

10.	Supplemental Cash Flow Information

Cash paid by the Company for interest during the years ended December 31, 2006, 2005 and 2004 was $3.9 million, $2.9 million and $1.6 million, respectively. For the six months ended June 30, 2007 and 2006, cash paid for interest was $2.4 million and $1.7 million, respectively.

Cash paid by the Company for income taxes during the six months ended June 30, 2007 and June 30, 2006 and the year ended December 31, 2006 was $0.2 million for each period. Cash paid for income taxes during 2005 and 2004 was less than $0.1 million.

The acquisition of the member interests in FM that the Company did not already own effective March 31, 2007, was a non-cash investing transaction. See Note 3.

For the years ended December 31, 2006, 2005 and 2004, the Company had non-cash investing transactions for additions to property and equipment totaling $0.4 million, $0.5 million and $0.1 million, respectively, that had not been paid at the end of the year and, therefore, are not included in the caption “Additions to property and equipment” on the Combined Statements of Cash Flows. At June 30, 2007 and 2006, the Company had incurred liabilities for additions to property and equipment totaling $0.5 million and $0.1 million that had not been paid.

11.	Income Taxes

The Company consists of two limited liability companies and four corporations. The earnings of the limited liability companies are directly taxable to the members, and corporations are taxable for federal and state income tax purposes. Some states tax limited liability companies independently of their members. The provision for income taxes on the Combined Statements of Operations represents the taxes for the corporations and provisions for state income taxes on the limited liability companies where applicable.

The Company’s income tax provision is as follows (in thousands):

	Year-Ended December 31,
	2006	2005	2004
Current income tax expense:
Federal	$199	$548	$672
State	38	90	55

Total current tax expense	237	638	727

Deferred income tax expense:
Federal	579	128	57
State	40	71	5

Total deferred income tax expense	619	199	62

Total income tax expense	$856	$837	$789

Deferred income taxes relate to temporary differences based on tax laws and statutory rates in effect at the December 31, 2006 and 2005 balance sheet dates. At December 31, 2006 and 2005, the Company’s deferred tax assets and liabilities were primarily attributable to property and equipment.

The Company’s federal tax provision varies from the amount that would result from applying the federal statutory income tax rate to income before income taxes due to the flow-through nature of most of the earnings of the Company.

12.	Subsequent Events

On January 31, 2007, DPP acquired the remaining 50% interest in TDC, L.L.C. See Note 3.

On March 31, 2007, DPP acquired the remaining 50% interest in Fuel Masters. See Note 3.

On July 25, 2007, the Davison family sold certain energy-related assets of DPP, DT, TC, SOS and DTS to Genesis Energy, L.P. Additionally, the Davison family sold to Genesis Energy, L.P. its sole member interests in TDC, FM and RRT.